SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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PIMCO Dynamic Credit Income Fund

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PIMCO Dynamic Credit Income Fund

IMPORTANT NOTICE FROM THE BOARD OF TRUSTEES AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

April 8, 2015

DEAR SHAREHOLDER:

By now, you may have received a number of communications from Ironsides, a hedge fund that only recently became a shareholder of PIMCO Dynamic Credit Income Fund (PCI). Ironsides is using misleading scare tactics in an attempt to persuade you to vote for two of its own Trustee nominees at the Fund’s annual shareholder meeting scheduled for April 30, 2015. Your Board and PIMCO are committed to providing you with the truth.

Please continue to support your nominees up for election by signing, dating and mailing the WHITE proxy card in the envelope provided with this mailing.

Ironsides: A shareholder like you?

Ironsides is not like you. Ironsides is an opportunistic hedge fund, pursuing its own short-term agenda to make a profit at your expense. Consider its actions to date:

•	Ironsides had only held its shares of PCI for less than two months before announcing its intention to nominate its own candidates to the Board.
•	Ironsides also claims it wanted to cooperate with the Board and PIMCO. The truth is that Ironsides has not once contacted your Board or PIMCO – we have only heard once from their lawyers to notify the Fund of Ironsides’ intention to nominate trustees.
•	In August and September 2013, Ironsides purchased shares of your Fund and then sold all of its shares within two weeks – further evidence of its short-term motives.
•	Ironsides states in its proxy materials that it intends to have you and other shareholders pay for its substantial costs in soliciting your votes. On the contrary, PIMCO pays solicitation costs for the election of your Trustees under the Fund’s current fee structure, which your Board negotiated last year at a savings to shareholders – most other closed-end funds have shareholders pay these costs.

PIMCO and the Board are looking out for ALL shareholders.

Now Ironsides has “concluded” on your behalf that a different manager for PCI is required. How can Ironsides, who has owned shares in your Fund for such a short period of time, make such an important decision on your behalf? Remember why you invested in PCI – because of PIMCO’s time-tested investment process and its over 40 years of experience managing fixed-income portfolios like PCI. PIMCO has over 400 portfolio managers and analysts covering every aspect of the global fixed-income markets.1

Remember, this election is about your Trustees – the same Trustees who negotiated a fee and expense reduction last year estimated to save you and other shareholders at least $3,000,000 in expenses in 2015 alone, and who have overseen your Fund while it has outperformed its peers since inception.

Don’t let Ironsides scare or mislead you. Here is the truth:

1.	PCI’s investment strategy has been clear since inception – to deliver attractive income – and PIMCO has delivered on that strategy. As we communicated to shareholders during the IPO, PCI seeks to benefit from PIMCO’s best income-generating ideas by allocating across the global fixed-income markets, an area in which PIMCO has proven its expertise time and time again. The Fund’s strategy is quite clear and well understood by its shareholders – a flexible approach that allows PIMCO to pursue its best income-generating ideas across global markets, including the use of leverage and other investment techniques where PIMCO believes they will enhance income potential.

The truth is that the Fund, during a period of historically low interest rates, has paid a steady and attractive distribution each month and special distributions each year end, totaling $4.87 per share.[2] These distributions represent an annualized yield of 8.6%[3] since inception. The Fund currently pays a distribution yield that exceeds the average yield of the funds in PCI’s Lipper-determined peer group.[4] We believe that a steady and attractive distribution is very important to the individuals who purchased PCI to address their income needs. Not only have we delivered on our income objective in the past, but so far this year the Fund has already accumulated a surplus of income.

Ironsides inappropriately focuses only on the recent 12-month period of performance, which highlights its focus on a short time horizon. The truth is that since its inception, the Fund has generated annualized total returns after fees based on both net asset value (NAV) and market price[5] that have exceeded the average returns of the funds in its Lipper-determined peer group and of indices representing key asset classes in the Fund’s investment universe.

2.	Your portfolio managers are dedicated to the Fund, both professionally and personally. In fact, senior portfolio managers of the Fund and certain other senior executives at PIMCO collectively own more than $5,000,000 in shares of the Fund. They invested more than $2,500,000 in the Fund at its IPO and many of these individuals have continued to add to their positions since. Unlike Ironsides, they have not sold any of their shares to date. Your portfolio managers’ interests are aligned with your long-term interests. Ironsides cannot say the same.

3.	PIMCO and the Board monitor the discount and consider all possible strategies that will benefit the long-term interests of shareholders. Ironsides continues to point to PCI’s discount and alleges that the Board is not addressing it. What they don’t tell you is that out of the 24 closed-end funds that launched in 2013, 22 are currently trading at a discount, reflecting a broader trend in the closed-end fund environment.[6] Keeping in mind that the Fund is still relatively new, your Board and PIMCO have and will continue to monitor the discount closely and consider all possible strategies as market conditions change. Before Ironsides suggested share repurchases or tender offers, your Board had already reviewed in detail these and other options to address discounts. The Board reviewed historical evidence that share repurchases and tender offers generally fail to provide lasting benefits to shareholders and considered that these actions may force the Fund to liquidate assets at an inopportune time or price, which could harm long-term shareholders.

4.	The current board is independent, knowledgeable and has the experience necessary to effectively oversee the Fund. The Fund’s current independent Trustees presently serve as Trustees or Directors for a total of 25 PIMCO-sponsored funds. The Board and PIMCO strongly believe that serving as Trustees/Directors on multiple PIMCO closed-end funds helps provide your Trustees with an in-depth knowledge of PIMCO’s business operations and investment philosophy that is vital to effectively overseeing the Fund and serving your interests as shareholders.

Your Fund has outperformed its peers since inception and consistently delivered attractive income. If you, like thousands of other shareholders, purchased shares of PCI because you believe in the expertise of PIMCO and its long record of success in managing shareholders’ money, the choice is clear. Vote the WHITE proxy card. Don’t let Ironsides’ scare tactics lead you to lose sight of your long-term investment goals.

We appreciate your vote of confidence. We greatly value the trust you have placed in us through your investment and thank you for your continued support.

Sincerely yours,

PETER G. STRELOW	HANS W. KERTESS
President/Principal Executive Officer of the Fund	Chairman of the Board of the Fund

IF YOU VALUE STRONG PERFORMANCE AND A LONG-TERM APPROACH INTENDED TO

ENHANCE VALUE FOR ALL SHAREHOLDERS – VOTE THE WHITE PROXY CARD!

•    Please do not send back any gold proxy card you receive, even to vote against the Ironsides nominees. Doing so will cancel any prior vote you cast to elect the current Trustees.

•    If you previously signed an Ironsides/gold proxy card, you can still sign, date and return the Fund’s WHITE proxy card. You have the right to change your vote and only the latest dated proxy counts.

•    If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares unless you complete, sign and return the enclosed WHITE Proxy Card.

•    If you have any questions regarding the shareholder meeting or voting your proxy, please call us toll free at 1.877.536.1558.

ADDITIONAL INFORMATION:

[1]	As of February 28, 2015.
[2]	Including income and capital gains distributions. As of April 6, 2015.
[3]	Based on annualized total of all distributions divided by the Fund’s NAV per share as of respective ex-date for each distribution. As of April 6, 2015.
[4]	Source: Bloomberg, Lipper. As of April 6, 2015.
[5]	Source: Bloomberg, Lipper. As of April 6, 2015.
[6]	Source: Bloomberg. As of April 6, 2015.

BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING APRIL 30, 2015 ANNUAL MEETING OF SHAREHOLDERS. Shareholders can obtain additional copies of the notice of annual meeting and proxy statement and other documents filed by the Fund with the SEC when they become available, by contacting the Fund c/o Pacific Investment Management Company LLC, 1633 Broadway, New York, New York 10019, or by calling 1-877-536-1558 on any business day. You may also visit the Fund’s Web site at www.pimco.com/closedendfunds. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s Web site at http://www.sec.gov.

The Fund and its Trustees, officers, and other members of management may be deemed to be participants in any future solicitation of the Fund’s security holders in connection with its April 30, 2015 annual meeting of shareholders. Shareholders may obtain information regarding the names, affiliations, and interests of these individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2014 and its proxy statement for the April 30, 2015 annual meeting of shareholders.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Returns are calculated by determining the percentage change in NAV or market price (as applicable) in the specific period. The calculation assumes that all dividends and distributions, if any, have been reinvested. Performance at market price will differ from results at NAV. Except for the historical information and discussions contained herein, statements contained in this letter constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.

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